EXHIBIT 23.2



                         Consent of Independent Auditors




The Board of Directors and Stockholders
The Spectranetics Corporation:



We consent to the incorporation by reference in the registration statement on Form S-3 of The Spectranetics Corporation of our report dated January 28, 1998 relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of The Spectranetics Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.



                                                     /s/ KPMG Peat Marwick LLP
                                                         KPMG Peat Marwick LLP


Denver, Colorado
December 28, 1998